KNIFE RIVER CORPORATION
MINE SAFETY INFORMATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act) requires issuers to include in periodic reports filed with the SEC certain information relating to citations or orders for violations of standards under the Federal Mine Safety and Health Act of 1977 (Mine Act), as amended by the Mine Improvement and New Emergency Response Act of 2006 (Mine Safety Act). The Dodd-Frank Act requires reporting of the following types of citations or orders:

1.    Citations issued under Section 104 of the Mine Safety Act for violations that could significantly and substantially contribute to the cause and effect of a coal or other mine safety or health hazard.
2.    Orders issued under Section 104(b) of the Mine Safety Act. Orders are issued under this section when citations issued under Section 104 have not been totally abated within the time period allowed by the citation or subsequent extensions.
3.    Citations or orders issued under Section 104(d) of the Mine Safety Act. Citations or orders are issued under this section when it has been determined that the violation is caused by an unwarrantable failure of the mine operator to comply with the standards. An unwarrantable failure occurs when the mine operator is deemed to have engaged in aggravated conduct constituting more than ordinary negligence.
4.    Citations issued under Section 110(b)(2) of the Mine Safety Act for flagrant violations. Violations are considered flagrant for repeat or reckless failures to make reasonable efforts to eliminate a known violation of a mandatory health and safety standard that substantially and proximately caused, or reasonably could have been expected to cause, death or serious bodily injury.
5.    Imminent danger orders issued under Section 107(a) of the Mine Safety Act. An imminent danger is defined as the existence of any condition or practice in a coal or other mine which could reasonably be expected to cause death or serious physical harm before such condition or practice can be abated.
6.    Notice received under Section 104(e) of the Mine Safety Act of a pattern of violations or the potential to have such a pattern of violations that could significantly and substantially contribute to the cause and effect of mine health and safety standards.

During the twelve months ended December 31, 2023, none of the Company's operating subsidiaries received citations or orders under the following sections of the Mine Safety Act: 104(b), 104(d), 110(b)(2), 107(a) or 104(e). The Company did not have any mining-related fatalities during this period.

MSHA Identification Number/Contractor ID	Section 104 S&S Citations (#)	Total Dollar Value of MSHA Assessments Proposed ($)	Legal Actions Pending as of Last Day of Period (#)	Legal Actions Initiated During Period (#)	Legal Actions Resolved During Period (#)
13-02222	—	$143	—	—	—
04-00081	—	429	—	—	—
04-01698	2	2,190	—	—	—
04-05140	—	286	—	—	—
04-05156	—	286	—	—	—
10-02089	1	772	—	—	—
21-03127	—	143	—	—	—
21-03348	—	143	—	—	—
21-03872	—	159	—	—	—
24-00462	1	747	—	—	—
32-00776	—	1,001	—	—	—
32-00777	—	143	—	—	—
32-00950	1	1,025	—	—	—
35-00426	2	286	2	3	1
35-00463	—	143	—	—	—
35-00512	—	155	—	—	—
35-00521	—	429	—	—	—
35-02906	—	143	—	—	—
35-02968	1	1,070	—	—	—

MSHA Identification Number/Contractor ID	Section 104 S&S Citations (#)	Total Dollar Value of MSHA Assessments Proposed ($)	Legal Actions Pending as of Last Day of Period (#)	Legal Actions Initiated During Period (#)	Legal Actions Resolved During Period (#)
35-03022	—	429	—	—	—
35-03131	—	143	—	—	—
35-03321	—	143	—	—	—
35-03404	—	143	—	—	—
35-03449	—	143	—	—	—
35-03478	—	143	—	—	—
35-03558	—	143	—	—	—
35-03581	—	429	—	—	—
35-03590	—	143	—	—	—
35-03595	—	286	—	—	—
35-03605	1	632	—	—	—
35-03639	—	286	—	—	—
35-03642	1	1,035	—	—	—
35-03678	—	143	—	—	—
35-03751	—	286	—	—	—
35-00503	—	143	—	—	—
35-00634	—	644	—	—	—
41-02639	—	143	—	—	—
41-03931	1	133	—	—	—
41-05492	1	581	—	—	—
41-05498	—	429	—	—	—
48-01383	—	5,042	—	—	—
50-00883	1	286	—	—	—
50-01196	—	143	—	—	—
51-00036	—	2,312	—	—	—
51-00171	—	133	—	—	—
51-00192	—	562	—	—	—
51-00195	—	143	—	—	—
51-00241	—	143	—	—	—
51-00242	—	143	—	—	—
39-00008	2	4,942	—	—	—
39-01478	—	429	—	—	—
48-01569	—	715	—	—	—
48-01518	1	7,629	—	4	4
48-01598	—	1,780	—	—	—
	16	$40,695	2	7	5

Legal actions pending before the Federal Mine Safety and Health Review Commission (the Commission) may involve, among other questions, challenges by operators to citations, orders and penalties they have received from the Federal Mine Safety and Health Administration (MSHA) or complaints of discrimination by miners under section 105 of the Mine Act. The following is a brief description of the types of legal actions that may be brought before the Commission.

•Contests of Citations and Orders - A contest proceeding may be filed with the Commission by operators, miners or miners' representatives to challenge the issuance of a citation or order issued by MSHA.

•Contests of Proposed Penalties (Petitions for Assessment of Penalties) - A contest of a proposed penalty is an administrative proceeding before the Commission challenging a civil penalty that MSHA has proposed for the alleged violation contained in a citation or order.
•Complaints for Compensation - A complaint for compensation may be filed with the Commission by miners entitled to compensation when a mine is closed by certain withdrawal orders issued by MSHA. The purpose of the proceeding is to determine the amount of compensation, if any, due miners idled by the orders.
•Complaints of Discharge, Discrimination or Interference - A discrimination proceeding is a case that involves a miner's allegation that he or she has suffered a wrong by the operator because he or she engaged in some type of activity protected under the Mine Act, such as making a safety complaint.
•Applications for Temporary Relief - Applications for temporary relief from any modification or termination of any order or from any order issued under section 104 of the Mine Act.
•Appeals of Judges' Decisions or Orders to the Commission - A filing with the Commission for discretionary review of a judge's decision or order by a person who has been adversely affected or aggrieved by such decision or order.

The following table reflects the types of legal actions pending before the Commission as of December 31, 2023:

MSHA Identification Number	Contests of Citations and Orders	Contests of Proposed Penalties	Complaints for Compensation	Complaints of Discharge, Discrimination or Interference	Applications for Temporary Relief	Appeals of Judges' Decisions or Orders to the Commission
35-00426	2	—	—	—	—	—

3